Exhibit 99.1

BGC and GFI Complete Sale of Trayport to Intercontinental Exchange

NEW YORK, NY—December 11, 2015—BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or the “Company”), a leading global brokerage company servicing the financial and real estate markets, and its majority-owned division, GFI Group Inc. (OTC: GFIG) (“GFI Group” or “GFI”), a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets, today announced that it has completed the sale of GFI’s Trayport business to Intercontinental Exchange, Inc. (NYSE: ICE) (“Intercontinental Exchange” or “ICE”). The transaction was first announced in a press release on November 16.

Transaction Details

Under the terms of the purchase agreement, Intercontinental Exchange acquired the Trayport business from GFI in exchange for 2,527,658 ICE common shares issued with respect to the $650 million purchase price as adjusted at closing.

Management Comments

Howard W. Lutnick, Chairman and Chief Executive Officer of BGC, said: “We are pleased to have completed this transaction with Intercontinental Exchange which is providing enormous value for our shareholders. The approximately $650 million sales price for Trayport, along with the $665 million in additional Nasdaq stock1 we anticipate receiving over time, as well as our $514 million of balance sheet liquidity,2 will give us significant resources with which to further increase shareholder value.”

Cantor Fitzgerald & Co. served as GFI’s financial advisor and Wachtell, Lipton, Rosen & Katz was the legal counsel in connection with the transaction.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through its FENICS, BGC Trader, and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Real Estate Services are offered through the Company’s Newmark Grubb Knight Frank brand, which provides a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

[1]	This is based on the closing price of Nasdaq, Inc. as of December 10, 2015, multiplied by the approximately 992 thousand shares expected to be received by BGC over each of the next 12 years.
[2]	BGC defines liquidity as “cash and cash equivalents,” “marketable securities,” and “securities owned” held for liquidity purposes.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, FENICS, FENICS.COM, Newmark, Grubb & Ellis, and Grubb are trademarks, registered trademarks and/or service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Trayport is a trademark or registered trademark of Trayport Limited and/or its affiliates.

About GFI Group Inc.

GFI is majority-owned by, and operates as a division of, BGC Partners, Inc. GFI Group Inc. is a leading intermediary in the global OTC and Listed markets offering an array of sophisticated trading technologies and products to a broad range of financial market participants. More than 2,500 institutional clients benefit from GFI’s know-how and experience in operating electronic and hybrid markets for cash and derivative products across multiple asset classes, including fixed income, interest rates, foreign exchange, equities, energy and commodities. Founded in 1987 and headquartered in New York, GFI employs over 1,900 people globally

Discussion of Forward-Looking Statements about BGC Partners and GFI

Statements in this document regarding BGC’s and GFI’s businesses and the Trayport sale that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the expected impact to the Company and GFI of the Trayport sale and the and any disposition of shares of ICE common stock received in connection with the transaction. Except as required by law, BGC and GFI undertake no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s and GFI’s respective Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in their respective public filings, including their most recent Forms 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

BGC and GFI Media Contact:

Karen Laureano-Rikardsen

+1 212-829-4975

BGC and GFI Investor Contacts:
Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987